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                        ACCIDENTAL DEATH BENEFIT RIDER
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This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data.

BENEFIT - We agree to pay, subject to the terms and conditions of this Rider, the Accidental Death Benefit shown in the Policy Data upon receipt of due proof that the death of the Insured:

1. resulted, directly and independently of all other causes, from accidental bodily injuries sustained after the effective date of this Rider;

2. occurred within 90 days after such injury; and

3. occurred while this Rider was in force and before the Policy Anniversary nearest the Insured's 70th birthday.

RISKS NOT COVERED - This provision does not apply to deaths resulting directly or indirectly from:

1. suicide or any self-inflicted injury;

2. bodily or mental infirmity or disease of any kind;

3. committing or attempting to commit an assault or felony;

4. war, declared or undeclared, or insurrection, or any event incident to either;

5. military or naval service in time of war; or

6. operating, riding in, or descending from any kind of aircraft if the Insured:

 . is a pilot, officer, or member of the crew; or

 . is being flown for the purpose of descent from such aircraft while in flight

 . is giving or receiving any kind of training or instruction.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider is shown in the Policy Data.

INCONTESTABILITY - This Rider will be incontestable, after it has been in force during the lifetime of the Insured for two years from its effective date.

TERMINATION - This Rider will terminate on the earliest of:

1. the Policy Anniversary coinciding with or next following the Insured's 70th birthday;

2. the date that the Policy is surrendered, terminated, exchanged, or matures;
   or

3. the Monthly Anniversary coinciding with or next following the date we receive your written request to terminate this Rider.

                   UNITED INVESTORS LIFE INSURANCE COMPANY

        [SIGNATURE APPEARS HERE]              [SIGNATURE APPEARS HERE]
            Secretary                               President